Exhibit 99.1

Vinnolit Holdings GmbH, Ismaning

and its subsidiaries

Annual Financial Statements

as of and for the years ended

December 31, 2013 and 2012

Vinnolit Holdings GmbH, Ismaning

Consolidated Balance Sheets as at 31 December

Assets					Equity and liabilities
		EUR million	2013 EUR million	2012 EUR million			EUR million	2013 EUR million	2012 EUR million
A.	Fixed assets				A.	Equity

I.	Intangible assets	1.0		1.5	I.	Subscribed capital	15.3		15.3

II.	Property, plant and equipment	218.2		222.8	II.	Retained profits brought forward	38.1		17.7

III.	Financial assets	50.5		46.6	III.	Adjustment for currency translation	-1.0		-0.8

			269.7	270.9
					IV.	Consolidated net income for the year	35.2		20.4

B.	Current assets							87.6	52.6

I.	Inventories		88.9	89.4	B.	Provisions
					1.	Pension provisions and similar
II.	Receivables and other assets					obligations	36.8		32.9
1.	Trade receivables	83.5		90.9	2.	Tax provisions	3.8		4.1
2.	Other assets	26.7		26.1	3.	Other provisions	14.5		19.3

			110.2	117.0				55.1	56.3
III.	Securities
	Other securities		0.1	0.1	C.	Liabilities
					1.	Payables to banks	326.5		340.9
IV.	Cash-in-hand, bank balances		99.3	73.6	2.	Trade payables	84.0		81.5

			298.5	280.1	3.	Payable to companies in which
						a participation is held	8.3		10.4
					4.	Other liabilities	7.8		6.7

C.	Prepaid expenses		1.8	2.4				426.6	439.5
					D.	Deferred income		0.0	4.3

					E.	Deferred tax liabilities		0.7	0.7

			570.0	553.4				570.0	553.4

Vinnolit Holdings GmbH, Ismaning

Consolidated Income Statements for the years ended 31 December

		2013 EUR million	2012 EUR million
1.	Sales	916.7	905.3
2.	Increase in finished goods and work in progress	0.2	12.8
3.	Own work capitalized	1.5	1.5

	Operating revenue	918.4	919.6
4.	Other operating income	21.5	10.0
5.	Cost of materials	-593.1	-597.5
6.	Personnel expenses	-107.3	-99.7
7.	Depreciation, amortization and impairment of intangible assets and property, plant and equipment	-29.5	-33.6
8.	Other operating expenses	-154.0	-154.6

	Operating results	56.0	44.2
9.	Income from investments	3.3	3.1
10.	Income from long-term loans	2.0	1.7
11.	Other interest and similar income	0.3	0.6
12.	Interest and similar expenses	-15.5	-20.8

13.	Results from ordinary activities	46.1	28.8
14.	Extraordinary expenses	-0.7	-0.6

15.	Extraordinary results	-0.7	-0.6
16.	Taxes on income	-4.3	-3.4
17.	Other taxes	-5.9	-4.4

18.	Consolidated net income for the year	35.2	20.4

Vinnolit Holdings GmbH, Ismaning

Consolidated Statements of Changes in Equity for the years ended 31 December

	2013 EUR million	2012 EUR million
Subscribed capital
1 January	15.3	15.3
Change	0.0	0.0

31 December	15.3	15.3
Retained profits (accumulated deficit) brought forward
1 January	17.7	-18.5
Prior year consolidated net income	20.4	36.2

31 December	38.1	17.7
Adjustment for currency translation
1 January	-0.8	-1.0
Currency translation	-0.2	0.2

31 December	-1.0	-0.8
Consolidated net income for the year
1 January	20.4	36.2
Transfer to retained profits	-20.4	-36.2
Consolidated net income for the year	35.2	20.4

31 December	35.2	20.4

Equity as of 31 December	87.6	52.6

Vinnolit Holdings GmbH, Ismaning

Consolidated Cash Flow Statements for the years ended 31 December

	2013 EUR million	2012 EUR million
Consolidated net income for the year	35.2	20.4
Depreciation, amortization and impairment of fixed assets	29.5	33.6
Decrease in provisions	-1.2	-8.3
Other non-cash expenses	4.1	4.3
Loss on the disposal of fixed assets	0.0	0.2
Decrease / (increase) in inventories, trade receivables and other assets	8.0	-13.3
Increase / (decrease) in trade payables and other liabilities	-2.8	15.4

Cash flow from operating activities	72.8	52.3
Cash outflow from the purchase of fixed assets	-28.6	-29.0

Cash flow from investing activities	-28.6	-29.0
Cash outflow from the repayment of loans	-18.5	-19.4

Cash flow from financing activities	-18.5	-19.4

Net change in cash and cash equivalents	25.7	3.9
Cash and cash equivalents at the beginning of the period	73.6	69.7

Cash and cash equivalents at the end of the period	99.3	73.6

Vinnolit Holdings GmbH, Ismaning

Notes to the Consolidated Financial Statements for the Financial Year 2013

A.	General information on the contents and classifications in the financial statements

Vinnolit Holdings GmbH (Vinnolit) and its subsidiaries (altogether, “Group” or “Company”) is one of Europe’s leading polyvinyl chloride (“PVC”) manufacturers and is a global market and technology leader in specialty PVC products. Vinnolit produces and markets a wide range of PVC applications, which are used in the building and construction sector, the automobile industry and the medical sector.

The consolidated financial statements for the financial year 2013 have been prepared in compliance with the relevant provisions of the German Commercial Code (HGB) and the German Law on Limited Liability Companies (GmbHG).

The consolidated financial statements have been prepared in accordance with the German Commercial Code (HGB) as revised by the Act on the Modernization of Accounting Law (Bilanzrechtsmodernisierungsgesetz).

The income statement has been drawn up in accordance with the nature of expenditure format.

Unless explicitly stated otherwise, all disclosures are in euro million.

The consolidated financial statements have been prepared under the going-concern assumption.

Consolidated entities

The consolidated financial statements comprise the financial statements of Vinnolit Holdings GmbH and its subsidiaries. In addition to Vinnolit Holdings GmbH, four domestic and four foreign subsidiaries are consolidated. Vinnolit Holdings GmbH directly or indirectly holds a 100% interest in all the companies (see the list of equity investments in section E.8 of the notes).

The financial statements of the companies included in the consolidated financial statements have been prepared as of the Group’s balance sheet date, 31 December 2013.

B.	Consolidation methods

The equity of the subsidiaries is consolidated in accordance with the book value method, with the acquisition costs of the subsidiaries being offset against the proportionate share of equity at the date of acquisition.

Differences arising from this offsetting are allocated to the balance sheet items of the subsidiaries up to the amount of their current market values in compliance with the accounting and valuation policies applied within the Group.

Any remaining debit differences are generally capitalized in goodwill and amortized over their useful lives.

Credit differences arising on capital consolidation are allocated to revenue reserves, unless an item has the nature of a provision from the Group’s perspective, or is recognized in profit and loss if it is certain at the balance sheet date that the item corresponds to a realized profit or that corresponding losses have been incurred.

Sales, income and expenses as well as accounts receivable and payable and provisions between the entities included in the consolidated financial statements are eliminated. This also applies to unrealized profits and losses on intra-group trade transactions which have not yet been realized from the Group’s perspective.

Balance sheet items of companies outside the euro zone are translated at the exchange rate at the balance sheet date. Currency differences on the translation of fixed assets using rates different from those in the prior year are posted directly to equity; currency differences on the translation of the remaining net assets are accounted for through profit and loss.

Items in the income statement are translated at the annual average exchange rate.

C.	Accounting and valuation policies

The accounting and valuation policies of Vinnolit Holdings GmbH are applied uniformly to the assets and liabilities disclosed in the consolidated financial statements.

Intangible Assets

Internally generated intangible assets are capitalized at cost including direct costs and a reasonable share of the material and development overheads. The assets are amortized from the date of completion over their estimated useful lives. An impairment loss is recognized if the value of the asset is likely to be permanently impaired during production or use of the asset.

Intangible assets acquired for consideration are capitalized at acquisition cost and amortized over their estimated useful lives.

Property, Plant and Equipment

Property, plant and equipment are capitalized at acquisition or production cost. With regard to internally generated property, plant and equipment, production costs are determined according to the valuation policies applied to manufactured goods as disclosed under the inventories.

Both the declining-balance and straight-line depreciation methods are used to depreciate tangible fixed assets. Items with a limited period of use are depreciated over their estimated useful lives. Movable assets in Germany are depreciated on a declining-balance or straight-line basis on the basis of the tax rules, all other fixed assets are depreciated on a straight-line basis. The Company takes advantage of the maximum rates admissible under tax law. The option of switching from declining-balance to straight-line depreciation is exercised. The average estimated useful life by category is:

Land rights and buildings	5 – 40 years
Technical equipment and machines	10 – 25 years
Other equipment, factory and office equipment	5 – 20 years

Financial Assets

Financial assets are recognized at acquisition cost.

Inventory

Inventories are valued at acquisition or production cost, or if lower, at replacement cost or at net realizable value at the balance sheet date derived from sales prices.

In this respect, a reconciliation is made to actual cost, based on standard costs at moving average prices for raw materials used and budgeted production costs. In addition to direct costs, production costs include an appropriate share of indirect material and production overheads as well as amortization and depreciation. The option granted under § 255 (2) sentence 3 German Commercial Code (HGB) which allows including certain production related administration costs and expenditures related to employee benefits and pension scheme to be capitalized has not been taken. Interest on third party capital is not capitalized. Replacement costs are determined on the basis of normal utilization of production capacities. The net realizable values are calculated such that all potential losses have been adequately provided for. General allowances are recognised for value impairments that are not individually identifiable.

Receivables and Other Assets

Receivables and other assets are recognized at nominal value less specific bad debt allowances and general bad debt allowances to take account of the general credit risks as necessary.

Cash-in-hand, Bank Balances

Cash-in-hand and bank balances are recognized at nominal value.

Deferred Income Taxes

Deferred tax has been recognized for net reductions in tax in accordance with § 306 German Commercial Code (HGB). This results from timing differences on tax deductible items relating to property, plant and equipment. The group tax rate corresponds to the income tax rate of the parent company.

Under § 274 (1) sentence 2 German Commercial Code (HGB), the option to capitalize deferred tax assets relating to the financial statements of the subsidiaries has not been taken. Significant deductible temporary differences arise in respect of pensions and phased retirement scheme obligations. Furthermore, deferred tax assets have not been recognized in respect of unused tax losses and interest expense carry forwards.

Provisions

Pension provisions are recognized in respect of vested rights to future pension payments and current benefits arising from pension commitments. They are valued in accordance with the Projected Unit Credit Method based on the flat-rate average market interest rate for an assumed remaining term of fifteen years. The computation was based on Prof. Dr. Klaus Heubeck’s 2005 G mortality tables.

Provisions are recognized for all foreseeable risks at settlement amounts as sound business judgment sees fit. Other provisions with a remaining term of more than one year are discounted at the average market interest rate of the last seven years corresponding to its remaining term.

Assets which are protected from all other creditors and which serve exclusively to settle the liabilities from pension obligations or similar long-term obligations (plan assets) are netted off against these liabilities.

Liabilities are valued at the amounts required to settle the obligations.

Currency translation

Receivables, cash and bank balances and liabilities denominated in foreign currency are translated into euro at the ECB (European Central Bank) reference rate ruling on the acquisition date.

Assets and liabilities denominated in foreign currency due in one year or less are translated at year end at the ECB reference rate (spot rate).

Assets denominated in foreign currency due in more than one year are translated into euros at the ECB reference rate on the acquisition date or at the lower ECB reference rate ruling at the year-end.

Liabilities denominated in foreign currency due in more than one year are translated into euros at the ECB reference rate ruling on the date of origin. If the ECB reference rate at the year-end is higher than the rate ruling on the date of origin, then this rate is applied.

D.	The consolidated balance sheet and consolidated income statement

(1)	Fixed assets

	Acquisition and production cost						Accumulated depreciation, amortization and impairment					Net book value
	1.1.2013 EUR m	Additions EUR m	Disposals EUR m	Reclassi- fications EUR m	Currency differences EUR m	31.12.2013 EUR m	1.1.2013 EUR m	Charge for the year EUR m	Disposals EUR m	Currency differences EUR m	31.12.2013 EUR m	31.12.2013 EUR m	31.12.2012 EUR m
Intangible assets
Internally generated industrial and similar rights and assets	0.8	0.4	0.0	0.0	0.0	1.2	0.0	0.6	0.0	0.0	0.6	0.6	0.8
Purchased industrial and similar rights and assets and licenses in such rights and assets	5.9	0.1	0.0	0.0	0.0	6.0	5.2	0.4	0.0	0.0	5.6	0.4	0.7

	6.7	0.5	0.0	0.0	0.0	7.2	5.2	1.0	0.0	0.0	6.2	1.0	1.5

Property, plant and equipment
Land rights and buildings	61.6	1.0	0.0	1.9	0.0	64.5	20.0	2.1	0.0	0.0	22.1	42.4	41.6
Technical equipment and machines	627.8	6.0	-1.5	12.6	-0.1	644.8	470.4	25.4	-1.4	0.1	494.5	150.3	157.4
Other equipment, factory and office equipment	16.6	0.3	-0.1	0.5	0.0	17.3	14.4	1.0	-0.1	0.0	15.3	2.0	2.2
Payments on account and assets under construction	21.6	16.9	0.0	-15.0	0.0	23.5	0.0	0.0	0.0	0.0	0.0	23.5	21.6

	727.6	24.2	-1.6	0.0	-0.1	750.1	504.8	28.5	-1.5	0.1	531.9	218.2	222.8

Financial assets
Loans to affiliated companies	24.1	3.5	0.0	0.0	0.0	27.6	0.0	0.0	0.0	0.0	0.0	27.6	24.1
Investments	22.5	0.4	0.0	0.0	0.0	22.9	0.0	0.0	0.0	0.0	0.0	22.9	22.5

	46.6	3.9	0.0	0.0	0.0	50.5	0.0	0.0	0.0	0.0	0.0	50.5	46.6

Total fixed assets	780.9	28.6	-1.6	0.0	-0.1	807.8	510.0	29.5	-1.5	0.1	538.1	269.7	270.9

Financial assets

Loans to affiliated companies is comprised of loans to a shareholder of Vinnolit Holdings GmbH, Vinnolit Two Luxembourg S.a.r.l.

(2)	Inventories

	31.12.2013 EUR million	31.12.2012 EUR million
Raw materials, consumables and supplies	9.9	10.2
Finished goods, work in progress and goods for resale	79.6	79.4

	89.5	89.6
Payments received on account of orders	-0.6	-0.2

	88.9	89.4

(3)	Receivables and other assets

The trade receivables are subject to a general bad debt allowance of one percent.

As in the previous year, all the trade receivables are due within one year.

Other assets include items of EUR 1.0 million (2012: EUR 0.0 million) due in more than one year.

(4)	Movement in equity

The movement in equity is disclosed in the Consolidated Statement of Changes in Equity.

(5)	Provisions for pensions and similar obligations

The provisions are recognized in respect of vested rights to future pension payments and current benefits arising from pension commitments.

They are valued in accordance with the Projected Unit Credit Method based on the flat-rate average market interest rate for an assumed remaining term of fifteen years. An interest rate of 4.88% was used at 31 December 2013 in measuring the provisions. An expected rate of salary increase of 2.5% was taken into account.

The provisions for pensions and similar obligations at year-end are as follows:

	Gross provision EUR million	Less plan assets EUR million	Net provision EUR million
Pensions	40.2	-3.6	36.6
Deferred compensation	2.2	-2.2	0.0
Other	0.2	0.0	0.2

	42.6	-5.8	36.8

The acquisition costs of the plan assets total EUR 5.8 million.

Following a change in the valuation of the pension and similar obligations as a result of the implementation of the Act on the Modernization of Accounting Law in 2010 under section 67 (1) sentence 1 Introductory Act to the German Commercial Code (EGHGB) there is a difference not accounted for as an addition to the provision, the movement of which in the year was as follows:

EUR million
Difference 1 January	7.8
Addition to the provision (minimum addition)	-0.7

Difference 31 December	7.1

(6)	Tax provisions

The tax provision is as follows:

	31.12.2013 EUR million	31.12.2012 EUR million
Taxes on income	3.8	4.1

	3.8	4.1

(7)	Other provisions

The other provisions are as follows:

	31.12.2013 EUR million	31.12.2012 EUR million
Phased retirement scheme	0.0	2.3
Bonuses	3.0	0.0
Employers’ liability insurance association	0.5	0.6
Leave due and flexi-time	1.0	0.8
Other personnel related obligations	0.3	1.0
Outstanding invoices	5.5	8.6
Credit notes and warranties	2.9	3.2
Postponed maintenance	0.0	0.7
Interest and bank charges	0.1	0.1
Other	1.2	2.0

	14.5	19.3

Plan assets of 31 December 2013 have been netted off against personnel-related provisions as follows:

	Gross provision EUR million	Less plan assets EUR million	Net provision EUR million
Phased retirement scheme	5.6	-5.6	0.0
Provision for demographic fund	2.0	-2.0	0.0

	7.6	-7.6	0.0

Offsetting the plan assets against the obligations from the phased retirement scheme gave rise to the net receivable due from the re-insurer of EUR 1.4 million, which is disclosed under other assets.

The acquisition costs of the plan assets totaled EUR 9.0 million.

In calculating the provision for the phased retirement scheme, the interest rate at 31 December 2013 was 3.34%. The interest rate corresponds to the interest rate for obligations with a remaining term of one year published by the Bundesbank.

(8)	Liabilities

	Within 1 year EUR million	Due in 1 to 5 years EUR million	Over 5 years EUR million	31.12.2013 Total EUR million
Payables to banks	15.2	311.3	0.0	326.5
(prior year)	(17.3)	(323.6)	(0.0)	(340.9)
Trade payables	81.9	0.9	1.2	84.0
(prior year)	(79.2)	(0.9)	(1.4)	(81.5)
Payables to companies in which participations are held	8.3	0.0	0.0	8.3
(prior year)	(10.4)	(0.0)	(0.0)	(10.4)
Other liabilities	7.5	0.1	0.2	7.8
(prior year)	(6.4)	(0.1)	(0.2)	(6.7)

	112.9	312.3	1.4	426.6
(prior year)	(113.3)	(324.6)	(1.6)	(439.5)

of which financial liabilities	15.2	311.3	0.0	326.5
(prior year)	(17.3)	(323.6)	(0.0)	(340.9)

The assets of Vinnolit GmbH & Co. KG, Ismaning, have been pledged to Commerzbank AG, Luxembourg branch, as security for the payables to banks.

Other liabilities include a special item for fixed asset investment grants EUR 0.3 million (2012: EUR 0.4 million). In addition, other liabilities also include tax liabilities (EUR 1.5 million, 2012: EUR 1.3 million) and social security liabilities (EUR 0.2 million, 2012: EUR 0.2 million).

(9)	Deferred income

In the prior year, deferred income comprised insurance compensations which were to compensate the expenses in rectifying the damages in 2013 that occurred prior to 2013. All prior year deferred income was recognized as revenue in the current year.

(10)	Deferred tax

Deferred tax liabilities of EUR 0.7 million have been recognized primarily comprising deferred tax liabilities of a subsidiary.

The group tax rate is 29% and corresponds to the income tax rate of the parent company.

(11)	Sales

	2013 EUR million	2012 EUR million
By region
Germany	394.8	367.3
Other European countries	431.3	441.1
Latin and North America	44.8	48.0
Asia/Australia/Oceania	42.5	45.7
Africa	3.3	3.2

	916.7	905.3

(12)	Other operating income

	2013 EUR million	2012 EUR million
Current income
Insurance compensation	0.8	0.9
Other	1.2	0.6

	2.0	1.5
Income relating to other periods
Credit notes and bonuses	0.3	1.1
Insurance compensation	4.3	0.0
Reversal of provisions	7.4	3.9
Liabilities written off	0.0	0.5
Reversal of specific and general bad debt allowances	0.0	2.5
Other	7.5	0.5

	19.5	8.5

	21.5	10.0

(13)	Personnel expenses

	2013 EUR million	2012 EUR million
Wages and salaries	84.3	79.4
Social security and benefits	14.3	14.0
Pension costs	8.7	6.3

	107.3	99.7

(14)	Depreciation, amortization and impairment

The depreciation, amortization and impairment charge of EUR 29.5 million (2012: EUR 33.6 million) has been impacted by impairment losses of EUR 0.7 million on intangible assets and EUR 0.9 million on property, plant and equipment. In the prior year, the depreciation, amortization and impairment charges included additional depreciation arising on the step-up of fixed assets acquired in 2000 and a large project which did not impact the current year.

(15)	Other operating expenses

Other operating expenses are as follows:

	2013 EUR million	2012 EUR million
Freight and commission	50.8	51.8
Work carried out by third parties	39.9	36.0
Repairs, maintenance and disposal costs	35.8	36.4
Rent and lease	10.2	12.3
Legal and professional fees, audit fees	3.4	5.4
Insurance premiums	5.0	4.8
Exchange rate losses	0.6	0.4
Other	7.7	7.2
Expenses relating to other periods	0.6	0.3

	154.0	154.6

(16)	Research and development expenses

Research and development expenses of EUR 5.2 million were incurred in the reporting period, of which EUR 0.4 million has been capitalised within intangible assets.

(17)	Income from investments

Income from investments consists of the following items:

	2013 EUR million	2012 EUR million
InfraServ GmbH & Co. Knapsack KG, Knapsack	2.0	1.7
InfraServ GmbH & Co. Gendorf KG, Gendorf	1.3	1.4

	3.3	3.1

(18)	Income from long-term loans

The income is derived from long-term loans of EUR 2.0 million (2012: EUR 1.7 million) made to a shareholder of Vinnolit Holdings GmbH, Vinnolit Two Luxembourg S.a.r.l.

(19)	Interest and similar expenses

	2013 EUR million	2012 EUR million
Interest to third parties	13.1	18.4
Expense from the unwinding of the discount on provisions	2.4	2.4

	15.5	20.8

(20)	Extraordinary expenses

The extraordinary expenses solely comprise the amounts recognized through profit and loss in connection with the differences arising as the result of accounting for items in accordance with the regulations of the German Commercial Code (HGB) as revised by the Act on the Modernization of Accounting Law (Bilanzrechtsmodernisierungsgesetz).

	2013 EUR million	2012 EUR million
Pensions and similar obligations	0.7	0.6

	0.7	0.6

E.	Other disclosures

(1)	Employees

	2013	2012
Average number of employees
Industrial	859	870
Administrative	507	508
Temporary staff	17	13

	1,383	1,391

(2)	Other financial commitments

31.12.2013 EUR million
Various agreements
Due in the following year	120.8
Due in 2nd to 5th year	366.3
Due in 6th and subsequent years	291.6

778.7

In addition the Company has entered into an obligation to restore the original condition in a leasehold agreement for the Knapsack site expiring on 31 December 2099, which can be terminated for the first time unilaterally by the lessee as of 30 June 2025.

Contingencies

As energy-intensive enterprise companies, Vinnolit GmbH & Co. KG and Vinnolit Schkopau GmbH are partially exempt from the renewable energy levy under section 40 et sqq. EEG 2012 (German Renewable Energy Act). The same holds true for Vinnolit GmbH & Co. KG in respect of section 19 (2) sentence 2 StromNeV (German Electricity Network Charges Ordinance). The EU Commission has expressed its doubts as to the conformity of these “special compensations” with the EU state aid rules, and therefore on 6 March 2013 and 18 December 2013 opened a formal investigation procedure on suspicion of unlawful state aid. The German Federal Government expects that the compensation rules do not constitute state aid as defined in Article 107 of the TFEU.

If it should be found that the renewable energy levy and the exemption from the electricity network charges have breached EU state aid law, the enterprise companies involved could be threatened with payments for the levies not charged (including interest).

Given the current state of play and prevailing opinion, the management of Vinnolit Holdings GmbH currently considers it unlikely that the EU Commission will come to the conclusion that the provisions of the German Renewable Energy Act (EEG) and the exemption from the electricity network charges currently under examination constitute state aid, incompatible with the common market. Consequently, no provisions for these payments have been recognized.

(3)	Total fees charged by the auditors for the financial year 2013

The fees are as follows:

EUR million
Audit services	0.3
Other assurance services	0.0
Tax services	0.0
Other services	0.5

0.8

(4)	Letter of comfort

On 29 December 2006 a letter of comfort to the government of Upper Bavaria was issued following the fact that in the grant approval notice dated 20 December 2006 the government of Upper Bavaria approved a grant of EUR 44,850,000 to EPS Ethylen Pipeline Süd GmbH & Co. KG in the name and by order of the Free State of Bavaria.

As a shareholder of EPS Ethylen Pipeline Süd GmbH & Co. KG, Vinnolit GmbH & Co. KG will extend its influence to the effect that EPS Ethylen Pipeline Süd GmbH & Co. KG only uses the above grant for the purposes stated in the notice of the grant.

If a legally binding notice to repay the grant is received by EPS Ethylen Pipeline Süd GmbH & Co. KG, the shareholder will use its influence to the effect that EPS Ethylen Pipeline Süd GmbH & Co. KG repays the actual grant to the Free State of Bavaria and will ensure that EPS Ethylen Pipeline Süd GmbH & Co. KG is in a position to repay this liability. The maximum amount which could arise on the above is EUR 4,916,711.

(5)	Guarantees

At the year-end the Company issued guarantees to the shareholder, Vinnolit Two Luxembourg S.a.r.l. in relation to loans of EUR 43.2 million plus interest.

In addition, a guarantee was issued to Avalon Risk Management Insurance Agency, LLC, Illinois, USA, for USD 0.2 million as collateral for imports into the USA which expired on 31 January 2014. A separate guarantee has been issued to the Italian tax authorities relating to collateral for repayment of VAT in the amount of EUR 11.5 million.

(6)	Financial instruments

The movement in the financial instruments at the year-end is as follows:

Nature	Market value EUR million	Book value EUR million
Interest caps	0.0	0.0

The market value of the financial instruments is based on stock exchange prices, reference rates or recognized valuation models; it was confirmed in detail through bank confirmations.

In 2009 interest rate caps of EUR 2.0 million were purchased for a hedged amount of EUR 200.0 million to limit the future risk of rising interest rates. The expenses have been accounted for under prepaid expenses and are being recognized through profit and loss over the term of the interest rate hedge (30 September 2010 to 30 September 2014).

(7)	Management Board

Wilhelm Plumpe, Diplom-Kaufmann (until 31.07.2014)

Dr. Hans Seidl, Diplom-Chemiker (until 31.07.2014)

Albert Yuan Chao, M.B.A. from Columbia University (since 31.07.2014)

M. Steven Bender, M.B.A. from Southern Methodist University, CPA (since 31.07.2014)

(8)	Equity investments in subsidiaries

At 31 December 2013

	Equity EUR’000	Profits EUR’000	Interest in share capital in %
Vinnolit GmbH & Co. KG, Ismaning, Germany	82,240	35,777	100.0
Vinnolit Geschäftsführungs GmbH, Ismaning, Germany	28	0	100.0

Indirect investments
Vinnolit Schkopau GmbH, Ismaning, Germany	3,373	426	100.0
Vinnolit Monomer Geschäftsführungs GmbH, Ismaning, Germany	33	0	100.0
Vinnolit Benelux-France B.V.B.A., Dendermonde, Belgium	183	147	100.0
Vinnolit Italia S.r.L., Lomazzo, Italy	109	49	100.0
Vinnolit Limited, Hillhouse, Great Britain	316	190	100.0
Vinnolit Hillhouse Ltd., Hillhouse, Great Britain	13,314	586	100.0

F.	Subsequent events

At 31 July 2014, the registered capital of Vinnolit Holdings GmbH was acquired by Westlake Germany GmbH & Co. KG, Ismaning, Germany. From that date, the results of operations of Vinnolit Holdings GmbH and its subsidiaries are incorporated in the consolidated financial statements of Westlake Chemical Corporation in Houston, Texas, USA.

At the acquisition date, Westlake Germany GmbH & Co. KG increased the capital reserves of Vinnolit Holdings GmbH by EUR 15.4 million. In addition, all bank payables have been repaid by Westlake Germany GmbH & Co. KG in favor of Vinnolit Group thus resulting in a shareholder loan to Westlake Germany GmbH & Co. KG. In addition, Westlake Germany GmbH & Co. KG took over the long-term loan to Vinnolit Two Luxembourg S.a.r.l. The resulting loan receivable to Westlake GmbH & Co. KG was netted against the shareholder loan to Westlake GmbH & Co. KG. After the repayment, Vinnolit Group has a loan to its shareholder, Westlake Germany GmbH & Co. KG, of approximately EUR 235 million.

On the acquisition date, the guarantees Vinnolit had issued to Vinnolit Two Luxembourg S.a.r.l. in relation to loans amounting at year end 2013 of EUR 43.2 million plus interest were terminated.

G.	Reconciliation from German GAAP to U.S. GAAP

The consolidated financial statements for the financial year 2013 of Vinnolit Holdings GmbH have been prepared in compliance with the relevant provisions of the German Commercial Code (HGB) and the German Law on Limited Liability Companies (GmbHG).

The consolidated financial statements have been prepared in accordance with the German Commercial Code (HGB) as revised by the Act on the Modernization of Accounting Law (Bilanzrechtsmodernisierungsgesetz).

The above mentioned regulations are referred to as “German GAAP.” German GAAP differs in certain respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). The effects of the application of U.S. GAAP, which result in significant differences, are described as follows:

a)	Fixed asset depreciation

There are differences in the definition of useful lives of fixed assets and the resulting depreciation recognized in respect of those assets under U.S. GAAP as compared with German GAAP. Under both U.S. GAAP and German GAAP, assets are depreciated over their useful lives. Under U.S. GAAP, depreciation must be recognized over the estimated economic useful life of the asset. Under German GAAP, companies generally determine the useful life on the basis of the accepted taxable useful life. Therefore, the useful life of an asset might not necessarily reflect the economic useful life of the asset. This difference would result in an adjustment to both the carrying value of fixed assets and annual depreciation recognized in the periods presented to report the financials in U.S. GAAP.

b)	Debt

U.S. GAAP requires loan origination costs (transaction costs) and loan modification costs (covenant waiver fees) for debt to be deferred and recognized in the income statement based on the effective interest rate method. Under German GAAP, these costs are expensed as incurred. This difference would result in the recognition of an asset for each deferred charge and an adjustment to the amount of interest expense recognized in the periods presented to report the financials in U.S. GAAP.

c)	Pension – defined benefit plans

There are valuation differences in the pension plan liability arising from differing assumptions (e.g. discount rate) used in the calculation of the liability between U.S. GAAP and German GAAP. Further, adjustments are necessary as it relates to the recognition of indirect pension obligations under U.S. GAAP that are not recognized under German GAAP as well as the recognition of a one-time deferral of a portion of the pension obligation allowed as an exception under German GAAP (which allows for the deferral of measurement differences as a result of new accounting standards introduced to German GAAP in the year 2010).

The pension adjustments would be presented as net equity adjustments at the opening balance sheet date of 1 January 2013 and in the subsequent balance sheet dates. There is no split between the income statement and accumulated other comprehensive income (“AOCI”) effects presented, as the net effect on equity would be a reclassification between AOCI and retained earnings.

There are certain differences in the way pension related costs are recognized under U.S. GAAP as compared to German GAAP. Under German GAAP, actuarial gains and losses are recognized in the period in which they occur whereas in U.S. GAAP actuarial gains and losses are deferred into AOCI and periodically amortized into earnings, subject to a minimum amount of amortization every reporting period. To present the financial statements under U.S. GAAP, the income statement will require an adjustment to remove the actuarial gains and losses recorded under German GAAP.

d)	Provisions

There are certain differences between U.S. GAAP and German GAAP related to the timing of recognition of provisions. There have been provisions recorded related to future repairs and maintenance, severance, warranty obligations and discount. Different recognition criteria for provisions between U.S. GAAP and German GAAP require earlier recognition of certain provisions under German GAAP compared to U.S. GAAP. The company assessed provisions in accordance with U.S. GAAP and determined that certain provisions would require reversal as they did not meet recognition criteria under U.S. GAAP.

e)	Deferred tax assets

As permissible under German GAAP, the Company has elected not to recognize deferred tax assets. An adjustment would be required to recognize deferred tax assets under U.S. GAAP to the extent the probable criteria is met.

f)	Income taxes

All adjustments described in (a) – (e) above and (h)-(j) below would need to be tax effected.

g)	Goodwill

An adjustment would be required to re-establish goodwill acquired which was fully amortized under German GAAP, as goodwill is not amortized under U.S. GAAP but is subject to an annual impairment test.

h)	Trade receivables

An adjustment to remove a general trade receivables bad debt reserve would be required to reconcile Vinnolit’s historical trade receivables balance to U.S. GAAP. German GAAP, based on the principle of “prudent accounting,” allows for a general allowance against accounts receivable. Under U.S. GAAP, allowances may be recorded against receivables that (i) are specifically identified as impaired or (ii) based on quantitative analysis of historical losses or other collectability factors.

i)	Inventory

Inventory valuation is similar between U.S. GAAP and German GAAP, however a difference in the input (cost accounting) used in the valuation exists due to differences in the depreciation of fixed assets (discussed in item (a) above) and other inputs to costs of sales required under U.S. GAAP but not required under German GAAP. In addition, an adjustment is required to account for differences identified in the determination of the inventory allowances.

j)	Other assets

An adjustment is required to reconcile to U.S. GAAP deferred costs recorded historically by Vinnolit under German GAAP. The adjustment is related to the de-recognition of derivative transaction costs which Vinnolit deferred under German GAAP but which are expensed immediately under U.S. GAAP and deferred costs recorded in connection with a finance lease under German GAAP which are not recorded under U.S. GAAP.

Ismaning, October 1, 2014

Vinnolit Holdings GmbH, Ismaning

Management:

/s/ ALBERT YUAN CHAO	/s/ M. STEVEN BENDER

Albert Yuan Chao	M. Steven Bender

Independent Auditors’ Report

To the management of Vinnolit Holdings GmbH, Ismaning:

We have audited the accompanying consolidated financial statements of Vinnolit Holdings GmbH, Ismaning, and its subsidiaries (the “Company”) which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of income, cash flow and changes in equity for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in Germany; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vinnolit Holdings GmbH and its subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in Germany.

Emphasis of Matter

Accounting principles generally accepted in Germany vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in section G of the notes to the financial statements.

/s/ Deloitte & Touche GmbH

Deloitte & Touche GmbH

Wirtschaftsprüfungsgesellschaft

Munich, Germany

October 1, 2014